Exhibit 3.1

BYLAWS

OF

MODINE MANUFACTURING COMPANY

ADOPTED

JULY 20, 2005
(as amended July 19, 2006)
(as amended October 18, 2006)
(as amended July 18, 2007)
(as amended April 1, 2008)
(as amended July 23, 2009)
(as amended November 17, 2009)
(as amended May 25, 2010)
(as amended July 19, 2012)
(as amended July 18, 2013)
(as amended October 15, 2013)
(as amended January 23, 2014)
(as amended May 5, 2014)
(as amended February 10, 2015)
(as amended July 20, 2017)
(as amended February 20, 2019)
(as amended October 24, 2019)
(as amended June 17, 2020)

CONTENTS

Page

Article 1. OFFICES; RECORDS		1
1.01	Principal and Business Offices	1
1.02	Registered Office and Registered Agent	1
1.03	Corporate Records	1
Article 2. STOCKHOLDERS		1
2.01	Annual Meeting	1
2.02	Special Meetings	1
2.03	Place of Meeting	5
2.04	Notices to Stockholders	5
2.05	Fixing of Record Date	7
2.06	Stockholder List	7
2.07	Quorum and Voting Requirements	7
2.08	Conduct of Meetings	7
2.09	Proxies	7
2.10	Voting of Shares	8
2.11	Notice of Business to be Brought Before a Meeting	8
2.12	Notice of Nominations for Election to the Board of Directors	11
2.13	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to Be Seated as Directors	13
2.14	Control Share Voting Restrictions Inapplicable	14
Article 3. BOARD OF DIRECTORS		14
3.01	General Powers; Number and Classification	14
3.02	Election, Tenure and Qualifications	15
3.03	Resignation and Removal for Cause	15
3.04	Regular Meetings	15
3.05	Special Meetings	15
3.06	Meetings By Telephone or Other Communication Technology.	16
3.07	Notice of Meetings	16
3.08	Quorum	16
3.09	Manner of Acting	16
3.10	Conduct of Meetings	16
3.11	Vacancies	16
3.12	Compensation	17
3.13	Presumption of Assent	17
3.14	Committees	17
3.15	Retirement	17
Article 4. OFFICERS		17
4.01	Appointment	17
4.02	Resignation and Removal	18
4.03	Vacancies	18
4.04	Chairperson of the Board or Lead Director	18
4.05	Chief Executive Officer	18
4.06	President	18
4.07	Chief Financial Officer	18
4.08	Vice Presidents	19
4.09	Secretary	19
4.10	Treasurer	19
Article 5. SHARES AND THEIR TRANSFER		19
5.01	Certificates for Shares	19
5.02	Signature by Former Officers	20
5.03	Transfer of Shares	20
5.04	Restrictions on Transfer	20

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5.05	Lost, Destroyed or Stolen Certificates	20
5.06	Consideration for Shares	20
5.07	Stock Regulations	20
Article 6. WAIVER OF NOTICE		21
6.01	Stockholder Written Waiver	21
6.02	Stockholder Waiver by Attendance	21
6.03	Director Written Waiver	21
6.04	Director Waiver by Attendance	21
Article 7. ACTION WITHOUT MEETINGS		21
7.01	Stockholder Action Without Meeting	21
7.02	Director Action Without Meeting	21
Article 8. INDEMNIFICATION		21
8.01	Indemnification for Successful Defense	21
8.02	Other Indemnification	22
8.03	Written Request	22
8.04	Nonduplication	22
8.05	Determination of Right to Indemnification	22
8.06	Advance of Expenses	23
8.07	Nonexclusivity	23
8.08	Court-Ordered Indemnification	24
8.09	Indemnification and Allowance of Expenses of Employees and Agents	24
8.10	Insurance	24
8.11	Securities Law Claims	24
8.12	Liberal Construction	25
8.13	Definitions Applicable to this Article	25
Article 9. MISCELLANEOUS		25
9.01	Corporate Seal	25
9.02	Fiscal Year	26
9.03	Contracts	26
9.04	Loans	26
9.05	Checks, Drafts, Etc.	26
9.06	Deposits	26
Article 10. AMENDMENTS		26
10.01	Amendments	26
10.02	Implied Amendments and Other Amendment Provisions	26
Article 11. EMERGENCY BYLAWS		27
11.01	Emergency Bylaws	27
11.02	Notice of Board Meetings	27
11.03	Temporary Directors and Quorum	27
11.04	Actions Permitted To Be Taken	27

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ARTICLE 1.  OFFICES; RECORDS

1.01       Principal and Business Offices.  The corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the corporation may require from time to time.

1.02       Registered Office and Registered Agent.  The registered office of the corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin.  The address of the registered office may be changed from time to time by any officer or by the registered agent.  The office of the registered agent of the corporation shall be identical to such registered office.

1.03       Corporate Records.  The following documents and records shall be kept at the corporation’s principal office or at such other reasonable location as may be specified by the corporation:

(a)          Minutes of stockholders’ and Board of Directors’ meetings and any written notices thereof.

(b)          Records of actions taken by the stockholders or directors without a meeting.

(c)          Records of actions taken by committees of the Board of Directors.

(d)          Accounting records.

(e)          Records of its stockholders.

(f)          Current Bylaws.

(g)          Written waivers of notice by stockholders or directors (if any).

(h)          Written consents by stockholders or directors for actions without a meeting (if any).

(i)           Voting trust agreements (if any).

(j)           Stock transfer agreements to which the corporation is a party or of which it has notice (if any).

(k)          Consents by stockholders and directors to receive notice via electronic transmission (if any).

ARTICLE 2.  STOCKHOLDERS

2.01       Annual Meeting.  The annual meeting of the stockholders shall be held on the third Wednesday of July in each year at 9:30 a.m. (Central Standard Time), or at such other time and date as may be fixed by or under the authority of the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.  If the day fixed for the annual meeting is a legal holiday in the State of Wisconsin, such meeting shall be held on the next succeeding business day.  If the election of directors is not held on the day designated herein, or fixed as herein provided, for any annual meeting of the stockholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a meeting of the stockholders as soon thereafter as may be convenient.

2.02       Special Meetings.

(a)       Special meetings of the stockholders for any purpose or purposes (i) may be called only (A) by the Chairperson of the Board or Lead Director, as applicable, or (B) by the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors, or (ii) shall be called by the President of the corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.02 from stockholders of record as of the record date fixed in accordance with Section 2.02(d) who hold, in the aggregate, at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting (the “Requisite Percentage”).  The notice of a special meeting shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice.  Except in accordance with this Section 2.02, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.  Stockholders who nominate persons for election to the board of directors at a special meeting must also comply with the requirements set forth in Section 2.12 and Section 2.13.

(b)       No stockholder may demand that the President call a special meeting of the stockholders pursuant to Section 2.02(a) unless a stockholder of record has first submitted a request in writing that the Board of Directors fix a record date (a “Demand Record Date”) for the purpose of determining the stockholders entitled to demand that the President of the corporation call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary of the corporation at the principal executive offices of the corporation.

(c)       To be in proper form for purposes of this Section 2.02, a request by a stockholder for the Board of Directors to fix a Demand Record Date shall set forth:

(i)       As to each Requesting Person (as defined below), the Stockholder Information (as defined in Section 2.11(c)(i), except that for purposes of this Section 2.02 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(i));

(ii)       As to each Requesting Person, any Disclosable Interests (as defined in Section 2.11(c)(ii), except that for purposes of this Section 2.02 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.11(c)(ii) shall be made with respect to the business proposed to be conducted at the special meeting or the proposed election of directors at the special meeting, as the case may be);

(iii)       As to the purpose or purposes of the special meeting, (A) a reasonably brief description of the purpose or purposes of the special meeting and the business proposed to be conducted at the special meeting, the reasons for conducting such business at the special meeting and any material interest in such business of each Requesting Person, and (B) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting; and

(iv)       If directors are proposed to be elected at the special meeting, the Nominee Information for each person whom a Requesting Person expects to nominate for election as a director at the special meeting.

For purposes of this Section 2.02(c), the term “Requesting Person” shall mean (i) the stockholder making the request to fix a Demand Record Date for the purpose of determining the stockholders entitled to demand that the President call a special meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, and (iii) any affiliate of such stockholder or beneficial owner.

(d)         Within ten (10) days after receipt of a request to fix a Demand Record Date in proper form and otherwise in compliance with this Section 2.02 from any stockholder of record, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the stockholders entitled to demand that the President of the corporation call a special meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors.  If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within the ten (10) day period after the date on which such a request to fix a Demand Record Date was received, the Demand Record Date in respect thereof shall be deemed to be the twentieth (20th) day after the date on which such a request is received.

(e)       Without qualification, a special meeting of the stockholders shall not be called pursuant to Section 2.02(a) unless stockholders of record as of the Demand Record Date who hold, in the aggregate, the Requisite Percentage timely provide to the Secretary of the corporation at the principal executive offices of the corporation, in writing and in proper form, one or more demands to call such special meeting.  Only stockholders of record on the Demand Record Date shall be entitled to demand that the President call a special meeting of the stockholders pursuant to Section 2.02(a)(ii).  To be timely, a stockholder’s demand to call a special meeting must be delivered to, or mailed and received at, the principal executive offices of the corporation not later than the seventieth (70th) day following the Demand Record Date.  To be in proper form for purposes of this Section 2.02, a demand to call a special meeting shall set forth (i) the business proposed to be conducted at the special meeting or the proposed election of directors at the special meeting, as the case may be, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), if applicable, and (iii) with respect to any stockholder or stockholders submitting a demand to call a special meeting (except for any stockholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) by way of a solicitation statement filed on Schedule 14A) (a “Solicited Stockholder”) the information required to be provided pursuant to this Section 2.02 of a Requesting Person.  A stockholder may revoke a demand to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting.  If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of stockholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of stockholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(f)       The corporation shall not be required to call a Special Meeting upon stockholder demand unless, in addition to the information required by Section 2.02(c), the Secretary receives a written agreement signed by each Soliciting Stockholder (as defined below) pursuant to which each Soliciting Stockholder, jointly and severally, agrees to pay the corporation’s costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation’s own Solicitation, provided that if each of the resolutions introduced by any Soliciting Stockholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Stockholder for election as a director at such meeting is elected, then the Soliciting Stockholders shall not be required to pay such costs.  For purposes of these Bylaws, the following terms shall have the respective meanings set forth below:

(i)       “Affiliate” of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

(ii)       “Participant” shall have the meaning assigned to such term in Rule 14a-12 promulgated under the Exchange Act.

(iii)       “Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(iv)       “Proxy” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(v)        “Solicitation” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(vi)       “Soliciting Stockholder” shall mean, with respect to any Special Meeting demanded by a stockholder or stockholders, each of the following Persons:

(A)       if the number of stockholders signing the demand or demands of meeting delivered to the corporation pursuant to Section 2.02(c) is ten or fewer, each Person signing any such demand; or

(B)       if the number of stockholders signing the demand or demands of meeting delivered to the corporation pursuant to Section 2.02(c) is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the corporation of the documents described in Section 2.02(c) had engaged or intends to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation).

A “Soliciting Stockholder” shall also mean each Affiliate of a Soliciting Stockholder described in clause (A) or (B) above who is a member of such Soliciting Stockholder’s “group” for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Soliciting Stockholder, if a majority of the directors then in office determines, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in Section 2.02(c) and/or the written agreement described in this Section 2.02(d) to prevent the purposes of this Section 2.02 from being evaded.

(g)       Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Chairperson of the Board or Lead Director, as applicable, the President or the Board of Directors shall have called such meeting.  In the case of any Special Meeting called by the President upon the demand of stockholders (a “Demand Special Meeting”), such meeting shall be held for the purpose or purposes and to conduct the business specified in the demands received by the corporation at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than 70 days after the Meeting Record Date (as defined in Section 2.05); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting, calculated as if the Demand Record Date were the record date for the Special Meeting, are delivered to the corporation (the “Delivery Date”), then such meeting shall be held at 2:00 p.m. local time on the 100th day after the Delivery Date or, if such 100th day is not a Business Day, on the first preceding Business Day.  In fixing a meeting date for any Special Meeting, the Chairperson of the Board or Lead Director, as applicable, the President or the Board of Directors may consider such factors as he, she or it deems relevant within the good faith exercise of his, her or its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.  Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at a special meeting called in accordance with Section 2.02(a)(ii).

(h)       In connection with a special meeting called in accordance with Section 2.02(a)(ii), the stockholder or stockholders (except for any Solicited Stockholder) who requested that the Board of Directors fix a record date for notice and voting for the special meeting in accordance with Section 2.02(a)(ii) or who delivered a demand to call a special meeting to the Secretary shall further update and supplement the information previously provided to the corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Section 2.02 shall be true and correct as of the record date for stockholders entitled to vote at the special meeting and as of the date that is ten (10) business days prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for stockholders entitled to vote at the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof).  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any request or demand provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted a request or demand hereunder to amend or update any such request or demand, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)       Notwithstanding anything in these Bylaws to the contrary, the President shall not be required to call a special meeting pursuant to Section 2.02(a)(ii) except in accordance with this Section 2.02.  If the Board of Directors shall determine that any request to fix a record date for notice and voting for the special meeting or demand to call and hold a special meeting was not properly made in accordance with this Section 2.02, or shall determine that the stockholder or stockholders requesting that the Board of Directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Section 2.02, then the Board of Directors shall not be required to fix such record date or to call and hold the special meeting.  In addition to the requirements of this Section 2.02, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date for notice and voting for the special meeting or demand to call a special meeting.

(j)       The corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary.  For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the corporation until the earlier of (i) five Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting calculated as if the Demand Record Date were the record date for the Special Meeting.  Nothing contained in this Section 2.02(f) shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

(k)       For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

2.03        Place of Meeting.  The Board of Directors may designate any place, either within or without the State of Wisconsin, or no place solely by means of remote communication, as the place of meeting for any annual meeting or any special meeting.  If no designation is made, the place of meeting shall be the principal office of the corporation but any meeting may be adjourned to reconvene at any place, or no place solely by means of remote communication, as designated by vote of a majority of the shares represented thereat.  For the purpose of Article II, “remote communication” shall mean electronic communications, videoconferencing, teleconferencing or other available technology.

2.04       Notices to Stockholders.

(a)          Required Notice.  Written notice stating the day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting (unless a different time is provided by the Wisconsin Business Corporation Law or the Articles of Incorporation), by or at the direction of the Chairperson of the Board or Lead Director, as applicable, the Chief Executive Officer or the Secretary, to each stockholder entitled to vote at such meeting or, for the fundamental transactions described in subsections (e)(1) to (4) below (for which the Wisconsin Business Corporation Law requires that notice be given to stockholders not entitled to vote), to all stockholders.  The corporation may give notice in person, by mail or other method of delivery, by telephone, including voice mail, answering machine or answering service or by any other electronic means and, if these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication.  For purposes of this Section 2.04, notice by “electronic transmission” (as defined in the Wisconsin Business Corporation Law) is written notice.  Written notice is effective:  (1) when mailed, if mailed postpaid and addressed to the stockholder’s address shown in the corporation’s current record of stockholders; or (2) when electronically transmitted to the stockholder in a manner authorized by the stockholder.  Oral notice shall be deemed to be effective when communicated.  Notice by newspaper, radio, television or other form of public broadcast communication shall be deemed to be effective the date of publication or broadcast

At least twenty (20) days’ notice shall be provided if the purpose, or one of the purposes, of the meeting is to consider a plan of merger or share exchange for which stockholder approval is required by law, or the sale, lease, exchange or other disposition of all or substantially all of the corporation’s property, with or without goodwill, otherwise than in the usual and regular course of business.

(b)       Adjourned Meeting.  An annual or special meeting of stockholders may be adjourned at any time, including after action on one or more matters, by a majority of shares represented, even if less than a quorum. An annual or special meeting may also be adjourned at any time, including after action on one or more matters, by the Chairperson of the Board or Lead Director, as applicable, by the presiding officer of such meeting or by any duly authorized officer of the corporation. The meeting may be adjourned for any purpose, including, but not limited to, allowing additional time to solicit votes on one or more matters, to disseminate additional information to stockholders or to count votes. Upon being reconvened, the adjourned meeting shall be deemed to be a continuation of the initial meeting.  Except as provided in the next sentence, if any stockholder meeting is adjourned to a different date, time, or place, if any, notice need not be given of the new date, time, and place, if any, if the new date, time, and place, if any, and the means of remote communication, if any, are announced at the meeting before adjournment.  If a new record date for the adjourned meeting is or must be fixed, then notice must be given pursuant to the requirements of paragraph (a) of this Section 2.04, to those persons who are stockholders as of the new record date.

(c)          Waiver of Notice.  A stockholder may waive notice in accordance with Article VI of these Bylaws.

(d)       Contents of Notice.  The notice of each special stockholder meeting shall include a description of the purpose or purposes for which the meeting is called, and only business within the purpose described in the meeting notice may be conducted at a special stockholders’ meeting.  Except as otherwise provided in subsection (e) of this Section 2.04, in the Articles of Incorporation, or in the Wisconsin Business Corporation Law, the notice of an annual stockholders’ meeting need not include a description of the purpose or purposes for which the meeting is called.

(e)         Fundamental Transactions.  If a purpose of any stockholder meeting is to consider either: (1) a proposed amendment to the Articles of Incorporation (including any restated articles); (2) a plan of merger or share exchange for which stockholder approval is required by law; (3) the sale, lease, exchange or other disposition of all or substantially all of the corporation’s property, with or without goodwill, otherwise than in the usual and regular course of business; (4) the dissolution of the corporation; or (5) the removal of a director, the notice must so state and in cases (1), (2) and (3) above must be accompanied by, respectively, a copy or summary of the: (1) proposed articles of amendment or a copy of the restated articles that identifies any amendment or other change; (2) proposed plan of merger or share exchange; or (3) proposed transaction for the sale, lease, exchange or other disposition of all or substantially all of the corporation’s property.  If the proposed corporate action creates dissenters’ rights, the notice must state that stockholders and beneficial stockholders are or may be entitled to assert dissenters’ rights, and must be accompanied by a copy of Sections 180.1301 to 180.1331 of the Wisconsin Business Corporation Law.

2.05       Fixing of Record Date.  The Board of Directors may fix in advance a date, which date shall be not less than 10 days and not more than 70 days prior to the date of any Annual Meeting or Special Meeting, as the record date for the determination of stockholders entitled to notice of, or to vote at, such meeting (the “Meeting Record Date”).  In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date.  The stockholders of record on the Meeting Record Date shall be the stockholders entitled to notice of and to vote at the meeting.  Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of stockholders entitled to notice of and to vote at any Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.  The Board of Directors may also fix in advance a date as the record date for the purpose of determining stockholders entitled to take any other action or determining stockholders for any other purpose.  Such record date shall be not more than 70 days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken.  The record date for determining stockholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the corporation’s shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

2.06       Stockholder List.  The officer or agent having charge of the stock transfer books for shares of the corporation shall, before each meeting of stockholders, make a complete record of the stockholders entitled to notice of such meeting, arranged by class or series of shares and showing the address of and the number of shares held by each stockholder.  The stockholder list shall be available at the meeting and may be inspected by any stockholder or his or her agent or attorney at any time during the meeting or any adjournment.  Any stockholder or his or her agent or attorney may inspect the stockholder list beginning two (2) business days after the notice of the meeting is given and continuing to the date of the meeting, at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held and, subject to Section 180.1602(2)(b) 3 to 5 of the Wisconsin Business Corporation Law, may copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection hereunder.  If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law.  The original stock transfer books and nominee certificates on file with the corporation (if any) shall be prima facie evidence as to who are the stockholders entitled to inspect the stockholder list or to vote at any meeting of stockholders.  Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

2.07       Quorum and Voting Requirements.  Except as otherwise provided in the Articles of Incorporation or in the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter at a meeting of stockholders.  If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by the Wisconsin Business Corporation Law, these Bylaws or the Articles of Incorporation.  If the Articles of Incorporation or the Wisconsin Business Corporation Law provide for voting by two (2) or more voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately.  Action may be taken by one (1) voting group on a matter even though no action is taken by another voting group entitled to vote on the matter.  Once a share is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that meeting.

2.08       Conduct of Meetings.  The Chairperson of the Board or Lead Director, as applicable, or if there is none, or in his or her absence, the Chief Executive Officer, and in the Chief Executive Officer’s absence, the President, and in the President’s absence, a Vice President, and in their absence, any person chosen by the stockholders present shall call the meeting of the stockholders to order and shall act as chairperson of the meeting, and the Secretary shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.  The order and conduct of business and matters of procedures at any meeting of stockholders shall be determined by the Chairperson of the Board.

2.09       Proxies.  At all meetings of stockholders, a stockholder entitled to vote may vote in person or by proxy appointed as provided in the Wisconsin Business Corporation Law.  The means by which a stockholder or the stockholder’s authorized officer, director, employee, agent or attorney-in-fact may authorize another person to act for the stockholder by appointing the person as proxy include:

(a)       Appointment of a proxy in writing by signing or causing the stockholder’s signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.

(b)       Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy.  Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the stockholder transmitted or authorized the transmission of the electronic transmission.  Any person charged with determining whether a stockholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

(c)          Any other means permitted by the Wisconsin Business Corporation Law.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the corporation authorized to tabulate votes.  An appointment is valid for 11 months unless a different period is expressly provided in the appointment.  An appointment of a proxy is revocable unless the appointment form or electronic transmission states that it is irrevocable and the appointment is coupled with an interest.  The presence of a stockholder who has made an effective proxy appointment shall not of itself constitute a revocation.  The Board of Directors shall have the power and authority to make rules that are not inconsistent with the Wisconsin Business Corporation Law as to the validity and sufficiency of proxy appointments.

2.10       Voting of Shares.  Each outstanding share shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders, except to the extent that the voting rights of the shares are enlarged, limited or denied by the Articles of Incorporation or the Wisconsin Business Corporation Law.  Shares owned directly or indirectly by another corporation are not entitled to vote if this corporation owns, directly or indirectly, sufficient shares to elect a majority of the directors of such other corporation.  However, the prior sentence shall not limit the power of the corporation to vote any shares, including its own shares, held by it in a fiduciary capacity.  Redeemable shares are not entitled to vote after notice of redemption is mailed to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the holders the redemption price on surrender of the shares.

2.11       Notice of Business to be Brought Before a Meeting.

(a)       At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or Lead Director, as applicable, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a beneficial owner of shares of the corporation both at the time of giving the notice provided for in this Section 2.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.11 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act.  The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.  For purposes of this Section 2.11, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting.   A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.  Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.12 and Section 2.13 and this Section 2.11 shall not be applicable to such nominations except as expressly provided in Section 2.12 and Section 2.13.

(b)       Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.11.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)       To be in proper form for purposes of this Section 2.11, a stockholder’s notice to the Secretary shall set forth:

(i)       As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the corporation’s books and records); and (B) the class or series and number of shares of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)       As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person's business as a derivatives dealer,  (B) any rights to dividends on the shares of any class or series of shares of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation,  (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the corporation, any affiliate of the corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) , (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)       As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

 (d)       A Proposing Person shall update and supplement its notice to the corporation of  its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting  and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)       Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.11.  The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.11, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)       This Section 2.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement.  In addition to the requirements of this Section 2.11 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business.  Nothing in this Section 2.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)       For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.12       Notice of Nominations for Election to the Board of Directors.

(a)       Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person (A) who was a beneficial owner of shares of the corporation both at the time of giving the notice provided for in this Section 2.12 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.12 and Section 2.13 as to such notice and nomination.  For purposes of this Section 2.12, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the corporation, or a qualified representative of such stockholder, appear at such meeting.  A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.  The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

 (b)       (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.11) thereof in writing and in proper form to the Secretary of the corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.12 and Section 2.13 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.12 and Section 2.13.

(ii)  Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the corporation at the principal executive offices of the corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.12 and Section 2.13 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.12.  To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.11) of the date of such special meeting was first made.

(iii)       In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)       In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting.  If the corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth Section 2.12(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.11) of such increase.

(c)       To be in proper form for purposes of this Section 2.12, a stockholder’s notice to the Secretary shall set forth:

(i)          As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.11(c)(i), except that for purposes of this Section 2.12 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(i));

(ii)       As to each Nominating Person,  any Disclosable Interests (as defined in Section 2.11(c)(ii), except that for purposes of this Section 2.12 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.11(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)       As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.12 and Section 2.13 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant  (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.13(i).

For purposes of this Section 2.12, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)          A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.12 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)          In addition to the requirements of this Section 2.12 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.13       Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to Be Seated as Directors.

 (a)         To be eligible to be a candidate for election as a director of the corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.12 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (i) a completed written questionnaire (in a form provided by the corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein, (C) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect),  and (D) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(b)         The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information  as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation in accordance with the corporation’s Guidelines on Corporate Governance.

(c)          A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.13, if necessary, so that the information provided or required to be provided pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d)        No candidate shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.12 and this Section 2.13, as applicable.   The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.12 and this Section 2.13, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(e)          Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.12 and this Section 2.13.

2.14       Control Share Voting Restrictions Inapplicable.  Notwithstanding any other provision of the Articles of Incorporation or these Bylaws, Section 180.1150 of the Wisconsin Business Corporation Law (or any successor statute) regarding control share voting restrictions shall not apply to any shares of stock of the corporation.  (Section 2.14 was added by an amendment adopted by the Board of Directors on July 19, 2006 pursuant to Section 180.1150(2) of the Wisconsin Business Corporation Law, as amended by 2005 Wisconsin Act 476.)

ARTICLE 3.  BOARD OF DIRECTORS

3.01       General Powers; Number and Classification.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its Board of Directors.  The Articles of Incorporation provide that the Board of Directors shall consist of such number of members as these Bylaws may provide, but not less than seven, nor more than twelve.  No decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

As provided in the Articles of Incorporation, the Board of Directors shall be divided into three classes as nearly equal in number as possible, as determined by the Board of Directors.  The term of office of a director shall be three years.  The classes of directors shall be staggered so that each expires in succeeding years.  At each annual meeting of stockholders, the number of directors equal to the number of the class whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding annual meeting and until their successors shall have been elected.

3.02       Election, Tenure and Qualifications.  Unless action is taken without a meeting under Section 7.01 of these Bylaws, in a noncontested election, directors shall be elected by a majority of the votes cast by holders of shares of the corporation’s common stock entitled to vote in the election at a stockholders meeting at which a quorum is present.  In a contested election, directors shall be elected by a plurality of the votes cast by holders of shares of the corporation’s common stock entitled to vote in the election at a meeting at which a quorum is present.  An election shall be considered contested if, as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.  Each director shall hold office until the end of such director’s term and until there is a decrease in the number of directors, or until his or her prior death, resignation or removal.  Directors need not be residents of the State of Wisconsin or stockholders of the corporation.

In the event that an incumbent director fails to receive the affirmative vote of a majority of votes cast in an uncontested election, such director shall promptly tender his or her resignation to the Board of Directors.  The Nominating Committee shall recommend to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the certification of the results of the election.  The director who has tendered his or her resignation pursuant to this provision shall not participate in the Nominating Committee’s or the Board of Directors’ deliberations or decision with respect to the tendered resignation.  In the event that such director does not promptly tender his or her resignation in accordance herewith, the Board of Directors may determine to take such actions as may be necessary to reduce the size of the Board to eliminate such director’s position.

3.03       Resignation and Removal for Cause.  Any director, member of a committee or other officer may resign at any time.  Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairperson of the Board or Lead Director, as applicable, or Secretary.  The acceptance of a resignation shall not be necessary to make it effective.

Notwithstanding the foregoing, however, in the event of the tender of a resignation by a director pursuant to the requirements of Section 3.02, such director and the Board of Directors shall proceed in accordance with the provisions of Section 3.02 with respect to such resignation.

A director may be removed from office during his or her term of such office but only upon a showing of good cause, such removal to be by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director and which removal may only be taken at a special meeting of stockholders called for that purpose.

A special meeting of the stockholders as herein referred to may only be held after a hearing on the matter of cause claimed to exist has been held by the full Board of Directors of the corporation at which hearing the director or directors proposed for removal shall be given an adequate opportunity for preparation and attendance in person (together with representation by counsel); provided, however, that such hearing shall be held only after written notice has been given to said director or directors proposed for removal specifying the matters of cause claimed to exist.  The conclusions of said hearing shall be reported by the Board of Directors in writing accompanying the notice of the special stockholders’ meeting sent to each stockholder eligible to vote at said special meeting.

3.04       Regular Meetings.  A regular meeting of the Board of Directors shall be held, without other notice than this Bylaw, immediately after the annual meeting of stockholders, and each adjourned session thereof.  The place of such regular meeting shall be the same as the place of the meeting of stockholders which precedes it, or such other suitable place as may be announced at such meeting of stockholders.  The Board of Directors and any committee may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings without other notice than such resolution.

3.05       Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the Chairperson of the Board or Lead Director, as applicable, if there is one, the President or by the Secretary at the request in writing of a majority of the Board of Directors.  Special meetings of any committee may be called by or at the request of the foregoing persons or the chairperson of the committee.  The persons calling any special meeting of the Board of Directors or committee may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting called by them, and if no other place is fixed the place of meeting shall be the principal office of the corporation in the State of Wisconsin.

3.06       Meetings By Telephone or Other Communication Technology.

(a)          Any or all directors may participate in a regular or special meeting or in a committee meeting of the Board of Directors by, or conduct the meeting through the use of, telephone or any other means of communication by which either: (i) all participating directors may simultaneously hear each other during the meeting or (ii) all communication during the meeting is immediately transmitted to each participating director, and each participating director is able to immediately send messages to all other participating directors.

 (b)         If a meeting will be conducted through the use of any means described in paragraph (a), all participating directors shall be informed that a meeting is taking place at which official business may be transacted.  A director participating in a meeting by any means described in paragraph (a) is deemed to be present in person at the meeting.

3.07       Notice of Meetings.  Except as otherwise provided in the Articles of Incorporation or the Wisconsin Business Corporation Law, notice of the date, time and place of any special meeting of the Board of Directors and of any special meeting of a committee of the Board shall be given orally or in writing to each director or committee member at least 48 hours prior to the meeting, except that notice by mail shall be given at least 72 hours prior to the meeting.  For purposes of this Section 3.07, notice by electronic transmission is written notice.  The notice need not describe the purpose of the meeting.  Notice may be communicated in person; by mail or other method of delivery (meaning any method of delivery used in conventional commercial practice, including delivery by hand, mail, commercial delivery and “electronic transmission,” as defined in the Wisconsin Business Corporation Law); by telephone, including voice mail, answering machine or answering service; or by any other electronic means.  Oral notice is effective when communicated.  Written notice is effective as follows: If delivered in person or by commercial delivery, when received; if given by mail, when deposited, postage prepaid, in the United States mail addressed to the director at his or her business or home address (or such other address as the director may have designated in writing filed with the Secretary); if given by facsimile, at the time transmitted to a facsimile number at any address designated above; if given by telegraph, when delivered to the telegraph company; and if given by electronic transmission, when electronically transmitted to the director in a manner authorized by the director.

3.08       Quorum.  Except as otherwise provided by the Wisconsin Business Corporation Law, a majority of the number of directors as provided in Section 3.01 shall constitute a quorum of the Board of Directors.  Except as otherwise provided by the Wisconsin Business Corporation Law, a majority of the number of directors appointed to serve on a committee shall constitute a quorum of the committee.

3.09       Manner of Acting.  Except as otherwise provided by the Wisconsin Business Corporation Law, these Bylaws, or the Articles of Incorporation, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors or any committee thereof.

3.10       Conduct of Meetings.  The Chairperson of the Board or Lead Director, as applicable, or if there is none, or in his or her absence, the Chief Executive Officer, and in the Chief Executive Officer’s absence, the President, and in the President’s absence, a Vice President, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall chair the meeting.  The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors, but in the absence of the Secretary, the presiding officer may appoint any assistant secretary or any director or other person present to act as secretary of the meeting.

3.11       Vacancies.  Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the stockholders or the Board of Directors.  If the directors remaining in office constitute fewer than a quorum of the Board, the directors may fill a vacancy by the affirmative vote of a majority of all directors remaining in office.  If the vacant office was held by a director elected by a voting group of stockholders (other than a group constituting all the shareholders), only the holders of shares of that voting group may vote to fill the vacancy if it is filled by the stockholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors.  A vacancy that will occur at a specific later date (because of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

3.12       Compensation.  The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or to delegate such authority to an appropriate committee.  The Board of Directors also shall have authority to provide for or to delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, employee stock options, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the corporation.

3.13       Presumption of Assent.  A director who is present and is announced as present at a meeting of the Board of Directors or a committee thereof at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (i) the director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting, or (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director delivers his or her written dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the corporation immediately after the adjournment of the meeting, or (iv) the director dissents or abstains from the action taken, minutes of the meeting are prepared and fail to show the director’s dissent or abstention from the action taken, and the director delivers to the corporation a written notice of that omission from the minutes promptly after receiving a copy of the minutes.  Such right to dissent or abstain shall not apply to a director who voted in favor of such action.

3.14       Committees.  Unless the Articles of Incorporation otherwise provide, the Board of Directors, by resolution adopted by the affirmative vote of a majority of all the directors then in office, may create one (1) or more committees, each committee to consist of two (2) or more directors as members, which to the extent provided in the resolution as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, may exercise the authority of the Board of Directors, except that no committee may: (a) authorize distributions; (b) approve or propose to stockholders action that the Wisconsin Business Corporation Law requires be approved by stockholders; (c) fill vacancies on the Board of Directors or any of its committees, except that the Board of Directors may provide by resolution that any vacancies on a committee shall be filled by the affirmative vote of a majority of the remaining committee members; (d) amend the Articles of Incorporation; (e) adopt, amend or repeal Bylaws; (f) approve a plan of merger not requiring stockholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors or (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except within limits prescribed by the Board of Directors.  The Board of Directors may elect one or more of its members as alternate members of any committee who may take the place of any absent member or members at any meeting of such committee.  Each such committee shall fix its own rules (consistent with the Wisconsin Business Corporation Law, the Articles of Incorporation and these Bylaws) governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.  Unless otherwise provided by the Board of Directors in creating a committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of authority.  The creation of a committee, delegation of authority to a committee or action by a committee does not relieve the Board of Directors or any of its members of any responsibility imposed on the Board of Directors or its members by law.

3.15       Retirement.  Each director shall be retired at the close of the term in which he or she attains the age of seventy-two (72) years except that this provision shall not apply to any director who has been exempted from this provision by a resolution passed by a two-thirds vote of the Board of Directors.

ARTICLE 4.  OFFICERS

4.01       Appointment.  The officers of the corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary and a Treasurer.  The Board of Directors shall appoint the Chief Executive Officer, the President, the Chief Financial Officer and the other officers designated by the Board of Directors as “executive officers” for purposes of the Exchange Act.  Either the Board of Directors or the Chief Executive Officer may appoint such other officers and assistant officers as may be deemed necessary or appropriate.  Subject to such limitations as the Board of Directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as described below, as well as such powers and duties as from time to time may be conferred by the Chief Executive Officer or the Board of Directors.  Any two or more offices may be held by the same person.

4.02       Resignation and Removal.  An officer shall hold office until he or she resigns, dies, is removed hereunder, or a different person is appointed to the office.  An officer may resign at any time by delivering an appropriate written notice to the corporation.  The resignation is effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date.  Any officer may be removed by the Board of Directors, and, unless restricted by the Board of Directors, any officer or assistant officer appointed by the Chief Executive Officer may be removed by the Chief Executive Officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the person removed.  Except as provided in the preceding sentence, the resignation or removal is subject to any remedies provided by any contract between the officer and the corporation or otherwise provided by law.  Appointment shall not of itself create contract rights.

4.03       Vacancies.  A vacancy in any office because of death, resignation, removal or otherwise, may be filled by the Board of Directors or the Chief Executive Officer, as appropriate.  If a resignation is effective at a later date, the Board of Directors or the Chief Executive Officer, as appropriate, may fill the vacancy before the effective date if the Board of Directors or the Chief Executive Officer, as appropriate, provides that the successor may not take office until the effective date.

4.04       Chairperson of the Board or Lead Director.  The Board of Directors may at its discretion appoint a Chairperson of the Board or Lead Director, as applicable.  The Chairperson of the Board or Lead Director, if there is one, shall preside at all meetings of the stockholders and Board of Directors, and shall carry out such other duties as directed by the Board of Directors.

4.05       Chief Executive Officer.  The Chief Executive Officer shall, subject to the direction of the Board of Directors, in general supervise and control all of the business and affairs of the corporation.  He or she shall, in the absence of the Chairperson of the Board or Lead Director, as applicable, (if one is appointed), preside at all meetings of the stockholders and of the Board of Directors.  The Chief Executive Officer shall have authority to appoint officers and assistant officers of the corporation, subject to any limitations that the Board of Directors may from time to time prescribe; it being understood that the Board of Directors continues to reserve its right to also appoint officers and assistant officers and exclusive right to appoint officers designated as “executive officers” for purposes of the Exchange Act, as provided in Section 4.01.  The Chief Executive Officer shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them.  Such agents and employees shall hold office at the discretion of the Chief Executive Officer.  The Chief Executive Officer shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or directed by the Board of Directors, the Chief Executive Officer may authorize the President, any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead.  In general he or she shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

4.06       President.  The President shall: (a) be the Chief Operating Officer of the corporation, unless otherwise designated by the Board of Directors; (b) subject to the direction of the Chief Executive Officer, direct certain operating functions; and (c) perform the duties incident to the office of President and any other duties as may be prescribed by the Chief Executive Officer or the Board of Directors.  In the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Chief Executive Officer to act personally, the powers and duties of the Chief Executive Officer shall for the time being devolve upon and be exercised by the President, unless otherwise ordered by the Board of Directors.

4.07       Chief Financial Officer.  The Chief Financial Officer shall: (a) subject to the direction of the Board of Directors and the Chief Executive Officer, in general, manage, supervise, and control all of the financial affairs of the corporation; (b) have responsibility over the office of the Treasurer and the Controller; (c) designate agents and employees of the corporation to (i) have charge and custody and be responsible for all funds and securities of the corporation, (ii) receive, disburse and invest funds of the corporation, (iii) negotiate and borrow short-term unsecured funds and to issue and sell commercial paper and other types of short-term unsecured indebtedness and (iv) establish depository and checking accounts at banks or other financial institutions for various corporate purposes and act as signatories for such accounts; and (d) in general perform all other duties incident to the office of the Chief Financial Officer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, the President or the Board of Directors.

4.08       Vice Presidents. (which may include Executive Vice Presidents, Senior Vice Presidents, Group Vice Presidents or other designations).  In the absence of the President, or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, a Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer, the President, or the Board of Directors.  The execution of any instrument of the corporation by any Vice President shall be conclusive evidence, as to third parties, of the Vice President’s authority to act in the stead of the President.

4.09       Secretary.  The Secretary shall: (a) keep (or cause to be kept) regular minutes of all meetings of the stockholders, the Board of Directors and any committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation, if any, and see that the seal of the corporation, if any, is affixed to all documents which are authorized to be executed on behalf of the corporation under its seal; (d) keep or arrange for the keeping of a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) sign with the Chief Executive Officer, the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer, the President or by the Board of Directors.

4.10       Treasurer.  The Treasurer shall, subject to the direction of the Chief Executive Officer: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected by the corporation; and (c) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer, the President, the Chief Financial Officer or by the Board of Directors.

ARTICLE 5.  SHARES AND THEIR TRANSFER

5.01        Certificates for Shares.  Shares of the corporation’s stock may be certificated or uncertificated, as provided under the Wisconsin Business Corporation Law.

(a)          Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors.  At a minimum, a share certificate shall state on its face the name of the corporation and that it is organized under the laws of the State of Wisconsin, the name of the person to whom issued, and the number and class of shares and the designation of the series, if any, that the certificate represents.  If the corporation is authorized to issue different classes of shares or different series within a class, the front or back of the certificate must contain either (i) a summary of the designations, relative rights, preferences and limitations applicable to each class, and the variations in the rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series, or (ii) a conspicuous statement that the corporation will furnish the stockholder the information described in clause (i) on request, in writing and without charge.  Such certificates shall be signed, either manually or in facsimile, by the Chief Executive Officer, the President or a Vice President and by the Secretary or an Assistant Secretary.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation.  All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except as provided in Section 5.05.

(b)        The Board of Directors of the corporation may authorize the issuance of any shares of any of its classes or series without certificates.  The authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation.  Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the stockholder a written statement of the information required on share certificates by paragraph (a) of this Section 5.01 and, if applicable, Section 5.04.  Unless the Wisconsin Business Corporation Law or Chapter 408 of the Wisconsin Statutes expressly provides otherwise, the rights and obligations of stockholders are identical whether or not their shares are represented by certificates.

5.02       Signature by Former Officers.  If an officer or assistant officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, has ceased to be such officer or assistant officer before such certificate is issued, the certificate may be issued by the corporation with the same effect as if that person were still an officer or assistant officer at the date of its issue.

5.03       Transfer of Shares.  Transfer of shares shall be made on the books of the corporation only by the record holder of such shares, or by attorney lawfully constituted in writing, and, in the case of shares represented by a certificate, upon surrender of the certificate.  Prior to due presentment of a certificate for shares for registration of transfer, and unless the corporation has established a procedure by which a beneficial owner of shares held by a nominee is to be recognized by the corporation as the stockholder, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner.  The corporation may require reasonable assurance that all transfer endorsements are genuine and effective and in compliance with all regulations prescribed by or under the authority of the Board of Directors.

5.04       Restrictions on Transfer.  The face or reverse side of each certificate representing shares, and the written statement of the information required by Section 5.01(b) with respect to shares without certificates, shall bear a conspicuous notation of any restriction upon the transfer of such shares imposed by the corporation or imposed by any agreement of which the corporation has written notice.

5.05       Lost, Destroyed or Stolen Certificates.  Where the owner claims that his or her certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) if required by the corporation, files with the corporation a sufficient indemnity bond, and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

5.06       Consideration for Shares.  The shares of the corporation may be issued for such consideration as shall be fixed from time to time and determined to be adequate by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof.  The consideration may consist of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the corporation.  When the corporation receives the consideration for which the Board of Directors authorized the issuance of shares, such shares shall be deemed to be fully paid and nonassessable by the corporation.

5.07       Stock Regulations.  The Board of Directors shall have the power and authority to make all such rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation, including the appointment or designation of one or more stock transfer agents and one or more registrars.

ARTICLE 6.  WAIVER OF NOTICE

6.01       Stockholder Written Waiver.  A stockholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice.  The waiver shall be in writing and signed by the stockholder entitled to the notice, shall contain the same information that would have been required in the notice under the Wisconsin Business Corporation Law except that the time and place of meeting need not be stated, and shall be delivered to the corporation for inclusion in the corporate records.

6.02       Stockholder Waiver by Attendance.  A stockholder’s attendance at a meeting, in person or by proxy, waives objection to both of the following:

(a)          Lack of notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting.

(b)          Consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

6.03       Director Written Waiver.  A director may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or the Bylaws before or after the date and time stated in the notice.  The waiver shall be in writing, signed by the director entitled to the notice and retained by the corporation.

6.04       Director Waiver by Attendance.  A director’s attendance at or participation in a meeting of the Board of Directors or any committee thereof waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

ARTICLE 7.  ACTION WITHOUT MEETINGS

7.01       Stockholder Action Without Meeting.  Action required or permitted by the Wisconsin Business Corporation Law to be taken at a stockholders’ meeting may be taken without a meeting (a) by all stockholders entitled to vote on the action, or (b) if the Articles of Incorporation so provide (and except with respect to an election of directors for which stockholders may vote cumulatively) by stockholders who would be entitled to vote at a meeting shares with voting power sufficient to cast not less than the minimum number (or, in the case of voting by voting groups, the minimum numbers) of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.  The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders consenting thereto and delivered to the corporation for inclusion in its corporate records.  A consent hereunder has the effect of a meeting vote and may be described as such in any document.  The Wisconsin Business Corporation Law requires that notice of the action be given to certain stockholders and specifies the effective date thereof and the record date in respect thereto.

7.02       Director Action Without Meeting.  Unless the Articles of Incorporation provide otherwise, action required or permitted by the Wisconsin Business Corporation Law to be taken at a Board of Directors meeting or committee meeting may be taken without a meeting if the action is taken by all members of the Board or committee.  The action shall be evidenced by one or more written consents describing the action taken, signed by each director and retained by the corporation.  Action taken hereunder is effective when the last director signs the consent, unless the consent specifies a different effective date.  A consent signed hereunder has the effect of a unanimous vote taken at a meeting at which all directors or committee members were present, and may be described as such in any document.

ARTICLE 8.  INDEMNIFICATION

8.01       Indemnification for Successful Defense.  Within twenty (20) days after receipt of a written request pursuant to Section 8.03, the corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.

8.02       Other Indemnification.

(a)          In cases not included under Section 8.01, the corporation shall indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

(i)          A willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest.

(ii)         A violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.

(iii)        A transaction from which the director or officer derived an improper personal profit.

(iv)        Willful misconduct.

(b)          Determination of whether indemnification is required under this Section shall be made pursuant to Section 8.05.

(c)          The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this Section.

8.03       Written Request.  A director or officer who seeks indemnification under Sections 8.01 or 8.02 shall make a written request to the corporation.

8.04       Nonduplication.  The corporation shall not indemnify a director or officer under Sections 8.01 or 8.02 to the extent the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.  However, the director or officer has no duty to look to any other person for indemnification.

8.05        Determination of Right to Indemnification.

(a)          Unless otherwise provided by the Articles of Incorporation or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under Section 8.02 shall select one of the following means for determining his or her right to indemnification:

(i)          By a majority vote of a quorum of the Board of Directors consisting of directors not at the time parties to the same or related proceedings.  If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors and consisting solely of two (2) or more directors who are not at the time parties to the same or related proceedings.  Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.

(ii)         By independent legal counsel selected by a quorum of the Board of Directors or its committee in the manner prescribed in subsection (a)(i) of this Section 8.05 or, if unable to obtain such a quorum or committee, by a majority vote of the full Board of Directors, including directors who are parties to the same or related proceedings.

(iii)        By a panel of three (3) arbitrators consisting of one arbitrator selected by those directors entitled under subsection (a)(ii) of this Section 8.05 to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the two (2) arbitrators previously selected.

(iv)        By an affirmative vote of shares represented at a meeting of stockholders at which a quorum of the voting group entitled to vote thereon is present.  Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.

(v)          By a court under Section 8.08.

(vi)        By any other method provided for in any additional right to indemnification permitted under Section 8.07.

 (b)          In any determination under (a), the burden of proof is on the corporation to prove by clear and convincing evidence that indemnification under Section 8.02 should not be allowed.

(c)          A written determination as to a director’s or officer’s indemnification under Section 8.02 shall be submitted to both the corporation and the director or officer within 60 days of the selection made under (a).

(d)          If it is determined that indemnification is required under Section 8.02, the corporation shall pay all liabilities and expenses not prohibited by Section 8.04 within ten (10) days after receipt of the written determination under (c).  The corporation shall also pay all expenses incurred by the director or officer in the determination process under (a).

8.06       Advance of Expenses.  Within ten (10) days after receipt of a written request by a director or officer who is a party to a proceeding, the corporation shall pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

(i)          A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.

(ii)         A written undertaking, executed personally or on his or her behalf, to repay the allowance to the extent that it is ultimately determined under Section 8.05 that indemnification under Section 8.02 is not required and that indemnification is not ordered by a court under Section 8.08(b)(2).  The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance.  The undertaking may be secured or unsecured.

8.07       Nonexclusivity.

(a)          Except as provided in (b), Sections 8.01, 8.02 and 8.06 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:

(i)          The Articles of Incorporation.

(ii)         A written agreement between the director or officer and the corporation.

(iii)        A resolution of the Board of Directors.

(iv)        A resolution, after notice, adopted by a majority vote of all of the corporation’s voting shares then issued and outstanding.

(b)         Regardless of the existence of an additional right under (a), the corporation shall not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty he or she owes to the corporation which constitutes conduct under Section 8.02(a)(1), (2), (3) or (4).  A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.

(c)          Sections 8.01 to 8.13 do not affect the corporation’s power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances.

(i)          As a witness in a proceeding to which he or she is not a party.

(ii)         As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.

8.08       Court-Ordered Indemnification.

(a)         Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.  Application shall be made for an initial determination by the court under Section 8.05(a)(5) or for review by the court of an adverse determination under Section 8.05(a) (1), (2), (3), (4) or (6).  After receipt of an application, the court shall give any notice it considers necessary.

(b)          The court shall order indemnification if it determines any of the following:

(i)          That the director or officer is entitled to indemnification under Sections 8.01 or 8.02.

(ii)         That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under Section 8.02.

(c)          If the court determines under (b) that the director or officer is entitled to indemnification, the corporation shall pay the director’s or officer’s expenses incurred to obtain the court-ordered indemnification.

8.09       Indemnification and Allowance of Expenses of Employees and Agents.  The corporation shall indemnify an employee of the corporation who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.  In addition, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the Articles of Incorporation or these Bylaws, by general or specific action of the Board of Directors or by contract.

8.10       Insurance.  The corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under Sections 8.01, 8.02, 8.06, 8.07 and 8.09.

8.11       Securities Law Claims.

(a)         Pursuant to the public policy of the State of Wisconsin, the corporation shall provide indemnification and allowance of expenses and may insure for any liability incurred in connection with a proceeding involving securities regulation described under (b) to the extent required or permitted under Sections 8.01 to 8.10.

(b)        Sections 8.01 to 8.10 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisers.

8.12       Liberal Construction.  In order for the corporation to obtain and retain qualified directors, officers and employees, the foregoing provisions shall be liberally administered in order to afford maximum indemnification of directors, officers and, where Section 8.09 of these Bylaws applies, employees.  The indemnification above provided for shall be granted in all applicable cases unless to do so would clearly contravene law, controlling precedent or public policy.

8.13       Definitions Applicable to this Article.  For purposes of this Article:

(a)          “Corporation” means this corporation and any domestic or foreign predecessor of this corporation where the predecessor corporation’s existence ceased upon the consummation of a merger or other transaction.

(b)          “Director or officer” means any of the following:

(i)          An individual who is or was a director or officer of this corporation.

(ii)        An individual who, while a director or officer of this corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

(iii)       An individual who, while a director or officer of this corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.

(iv)        Unless the context requires otherwise, the estate or personal representative of a director or officer.

For purposes of this Article, it shall be conclusively presumed that any director or officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an affiliate shall be so serving at the request of the corporation.

(c)          “Expenses” include fees, costs, charges, disbursements, attorney fees and other expenses incurred in connection with a proceeding.

(d)         “Liability” includes the obligation to pay a judgment, settlement, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, plus applicable court costs, fees and surcharges and reasonable expenses.

(e)          “Party” includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.

(f)          “Proceeding” means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.

ARTICLE 9.  MISCELLANEOUS

9.01       Corporate Seal.  The corporate seal shall be a round metallic disc, with the words “MODINE MANUFACTURING COMPANY, Wisconsin” around the circumference, and the words “CORPORATE SEAL” in the center.  If a facsimile or printed seal is used on stock certificates, it shall be similar in content and design to the above.

9.02       Fiscal Year.  The fiscal year of the corporation shall begin on the first day of April in each year, and end on the thirty-first day of March in the following year.

9.03       Contracts.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or exercise or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances.

9.04       Loans.  No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors.  Such authorization may be general or confined to specific instances.

9.05       Checks, Drafts, Etc. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner as shall from time to time be determined by resolution of the Board of Directors.

9.06       Deposits.  All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of the Board of Directors.

ARTICLE 10.  AMENDMENTS

10.01       Amendments.  These Bylaws may be amended, repealed or altered in whole or in part by the affirmative vote of not less than two third (2/3) of the shares of the corporation entitled to vote thereon, or by the affirmative vote of not less than two-thirds (2/3) of the full Board of Directors of the corporation, at any regular meeting of the stockholders or of the Board of Directors, or any special meeting of the stockholders or Board of Directors, provided that such action has been specified in the notice of any such meeting.

10.02       Implied Amendments and Other Amendment Provisions.  Any action taken or authorized by the stockholders or by the Board of Directors, which would be inconsistent with the Bylaws then in effect but is taken or authorized by a vote that would be sufficient to amend the Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

If authorized by the Articles of Incorporation, the stockholders may adopt or amend a Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than otherwise is provided in the Wisconsin Business Corporation Law.  The adoption or amendment of a Bylaw that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for stockholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect.

A Bylaw adopted by the stockholders shall not be amended, repealed or readopted by the Board of Directors if the Bylaw so adopted so provides.  A Bylaw adopted or amended by the stockholders that fixes a greater or lower quorum requirement or a greater voting requirement for the Board of Directors than otherwise is provided in the Wisconsin Business Corporation Law may not be amended or repealed by the Board of Directors unless the Bylaw expressly provides that it may be amended or repealed by a specified vote of the Board of Directors.  Action by the Board of Directors to adopt or amend a Bylaw that changes the quorum or voting requirement for the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, unless a different voting requirement is specified as provided in the preceding sentence.  A Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than otherwise is provided in the Wisconsin Business Corporation Law may not be adopted, amended or repealed by the Board of Directors.

ARTICLE 11.  EMERGENCY BYLAWS

11.01       Emergency Bylaws.  Unless the Articles of Incorporation provide otherwise, the following provisions of this Article 11 shall be effective during an “Emergency,” which is defined as a catastrophic event that prevents a quorum of the corporation’s directors from being readily assembled.

11.02       Notice of Board Meetings.  During an Emergency, any one member of the Board of Directors or any one of the following officers: Chief Executive Officer, President, any Vice President, Secretary or Treasurer, may call a meeting of the Board of Directors.  Notice of such meeting need be given only to those directors whom it is practicable to reach, and may be given in any practical manner, including by publication or radio.  Such notice shall be given at least six hours prior to commencement of the meeting.

11.03       Temporary Directors and Quorum.  One or more officers of the corporation present at the Emergency meeting of the Board of Directors, as is necessary to achieve a quorum, shall be considered to be directors for the meeting, and shall so serve in order of rank, and within the same rank, in order of seniority.  In the event that less than a quorum of the directors are present (including any officers who are to serve as directors for the meeting), those directors present (including the officers serving as directors) shall constitute a quorum.

11.04       Actions Permitted To Be Taken.  The Board of Directors as constituted in Section 11.03, and after notice as set forth in Section 11.02 may:

(a)          Officers’ Powers.  Prescribe emergency powers to any officers of the corporation;

(b)         Delegation of Any Power.  Delegate to any officer or director, any of the powers of the Board of Directors;

(c)          Lines of Succession.  Designate lines of succession of officers and agents, in the event that any of them are unable to discharge their duties;

(d)          Relocate Principal Place of Business.  Relocate the principal place of business, or designate successive or simultaneous principal places of business; and

(e)          All Other Action.  Take any and all other action, convenient, helpful, or necessary to carry on the business of the corporation.

Corporate action taken in good faith in accordance with the Emergency Bylaws binds the corporation and may not be used to impose liability on any of the corporation’s directors, officers, employees or agents.